As filed with the Securities and Exchange Commission on December 6, 2004

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

______________________

FORM S-8
 REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

______________________

PowerDsine Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

1 Hanagar Street
Neve Ne’eman Industrial Zone
Hod Hasharon, Israel 45421
(972-9) 775-5100
 (Address of principal executive offices)

Section 102 Stock Option Plan
2003 Israeli Share Option Plan
Stock Option Plan (Incentive and Restricted Stock Options)
(Full title of the Plan(s))

_______________________________

David Goren
c/o PowerDsine, Inc.
1865 New Highway, Suite 2
Farmingdale, New York 11735-1508
(Name and address of agent for service)

631-756-4680
(Telephone number, including area code, of agent for service)

Copy to:
Anna T. Pinedo
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
212-468-8179
_______________________________

 CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
	Amount to	offering price	aggregate offering	registration fee
Title of Securities to be Registered	be registered (1)	per share (5)	price (5)

Ordinary shares, par value NIS 0.01
per share (2)	771,075 shares	$13.32	$10,270,719.00	$1,301.30

Ordinary shares, par value NIS 0.01
per share (3)	2,568,868 shares	$13.32	$34,217,321.76	$4,335.34

Ordinary shares, par value NIS 0.01
per share (4)	958,866 shares	$13.32	$12,772,095.12	$1,618.22

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	This total represents the amount of shares authorized to be issued under the Registrant’s Section 102 Stock Option Plan.

(3)	This total represents the amount of shares authorized to be issued under the Registrant’s 2003 Israeli Share Option Plan.

(4)	This total represents the amount of shares authorized to be issued under the Registrant’s Stock Option Plan (Incentive and Restricted Stock Options).

(5)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq National Market on November 30, 2004.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Commission are incorporated by reference herein:

     a.    The Registrant’s Registration Statement and all amendments thereto on Form F-1 (File No.: 333-115777), dated June 9, 2004, which includes audited financial statements for the Registrant’s latest fiscal year.

     b.    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

     c.    The description of the Registrant’s Ordinary Shares contained in the Registrant’s Statement on Form 8-A (File No: 000-50787), filed June 3, 2004 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Gene Kleinhendler and Amir Halevy, two senior partners of our Israeli counsel, Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., hold a number of our Ordinary shares. Mr. Kleinhendler owns 16,005 Ordinary Shares and Mr. Halevy owns 15,990 Ordinary shares.

Item 6. Indemnification of Directors and Officers.

     Section 258 of the Companies Law, 5759 – 1999 (the “Companies Law”) prohibits a company from exculpating an officer or director from liability for the breach of his duty of loyalty. The company may exculpate an officer or director from liability for the breach of his duty of care, may insure his liability for a breach of the duty of loyalty and the duty of care, or indemnify him for such breach, but only in accordance with the following sections:

     Section 259 of the Companies Law permits a company to provide in its articles of association that an officer or a director of the company may be exculpated, to the extent provided in the articles of association, from liability for the breach of his duty of care.

     Section 260(a) of the Companies Law permits a company to provide in its articles of association that the company may indemnify an officer or a director in such capacity, for:

  monetary liability incurred pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought by a third party;
  reasonable legal expenses incurred in an action brought against the director or officer by or on behalf of the company or others; and
  reasonable legal expenses incurred in defending criminal charges of which the director or officer was acquitted, or as a result of a criminal charge that does not require proving criminal intent of which the director or officer was convicted.

     Section 260(b) of the Companies Law specifies that the indemnification provision in a company’s articles of association may be an obligation to indemnify in advance, provided it is limited to types of events the board of directors can foresee when providing the obligation and that it is limited to a sum the board of directors determines is reasonable in the circumstances, or a provision permitting the company to indemnify an officer or a director or an ad hoc basis after the fact.

     Section 261 of the Companies Law permits a company to provide in its articles of association that the company may insure an officer or a director. This insurance may cover:

1.	liability for breach of the duty of care;
2.	liability for breach of the duty of loyalty, provided that the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; or
3.	monetary liabilities imposed for the benefit of a third party as a result of an act or an omission committed in connection with his serving as an officer or director of the company.

     All of these provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

  a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
  an intentional or reckless breach by the officer or director of the duty of care;
  any act of omission done with the intent to derive an illegal personal benefit; or
  any fine levied against the director or officer.

     The Registrant’s articles of association allow it to indemnify, exculpate and insure its officers and directors to the fullest extent permitted by the Companies Law, provided that procuring this insurance or providing this indemnification or exculpation is approved by the audit committee and the board of directors, as well as by the shareholders where a director is concerned. The Registrant’s articles of association also allow it to insure or indemnify any person who is not an office holder, including any employee, agent, consultant or contractor.

     The Registrant’s articles of association require a regular majority shareholder vote in order to alter its articles of association. Under Section 262(b) of the Companies Law, in a “public company” in which an officer or a director is a controlling shareholder, a shareholders resolution to include a provision in the articles of association regarding an exemption, indemnity or insurance shall require the approval of shareholders who do not have personal interests in the approval of the resolution, as required for an “extraordinary transaction,” in addition to the majority required for alteration of the articles of association.

     The Registrant’s audit committee, board of director and shareholders have resolved to indemnify its directors and officers (up to an aggregate sum equal to 50% of the shareholders’ equity following the initial public offering of the Registrant’s shares) for liabilities that are not covered by insurance and that are the following types of events:

1.	the issuance of securities including, but not limited to, the offering of securities to the public according to a prospectus, a private offering, the issuance of bonus shares or any other manner of security offering;

2.	a “Transaction” as defined according to Article 1 of the Companies Law, including the negotiation for, the signing and the performance of a transaction, transfer, sale, purchase or pledge of assets or liabilities (including securities), or the receiving of any right in any one of the above, receiving credit, granting securities and any action connected directly or indirectly with such a Transaction;

3.	any filing or announcement required by the Companies Law and/or securities laws and/or according to rules and/or regulations adopted by any stock exchange on which our securities are traded;
4.	any decision regarding a “distribution”, as defined in the Companies Law;
5.	a change in our structure or a reorganization or any decision pertaining to these issues including, but not limited to, a merger, a de-merger, a settlement between us and our shareholders and/or creditors, a change in our capital, the establishment of subsidiaries and their liquidation or sale, an allotment or distribution;

6.	an announcement, a statement, including a position taken, or an opinion made in good faith by an officer in the course of his duties and in conjunction with his duties, including during a meeting of our board of directors or one of the committees of the board of directors;

7.	an action taken in contradiction to our Memorandum of Association or articles of association;

8.	any action or decision in relation to employer-employee relations, including the negotiation for, signing and performance of individual or collective employment agreement and other employees benefits (including allocation of securities to employees);

9.	any action or decision relating to work safety and/or working conditions;
10.	negotiation for, signing and performance of an insurance policy; and
11.	any of the above events, pursuant to the officer’s position in an affiliated corporation controlled by us.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (contained in Exhibit 5.1)

23.2	Consent of Kesselman & Kesselman

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            (4)     To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout any continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need to e furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

                 (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant, PowerDsine Ltd., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hod Hasharon, in the State of Israel, on December 6, 2004.

POWERDSINE LTD.
By:	/s/ Igal Rotem

Igal Rotem
Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of PowerDsine Ltd., hereby severally constitute Igal Rotem or Gershon Katz our true and lawful attorneys with full power to them to sign for us and in our names in the capacities indicated below, any and all amendments and post-effective amendments, to this registration statement, and including any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and generally do all such things in our name and on our behalf in such capacities to enable PowerDsine Ltd. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission and we hereby ratify and confirm our signatures as they may be said attorneys to any and all such amendments.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons for PowerDsine Ltd. in the capacities indicated, on the 6th day of December 2004.

Signature	Title	Date
/s/ Igal Rotem
	Chief Executive Officer	December 6, 2004
Igal Rotem	and Director

/s/ Ilan Atias
	Chief Operating Officer	December 6, 2004
Ilan Atias	and President

/s/ Gershon Katz
	Chief Financial Officer	December 6, 2004
Gershon Katz

/s/ Kenneth Levy
	Chairman of the Board	December 6, 2004
Kenneth Levy	and U.S. Representative

/s/ R. William Burgess, Jr.
	Director	December 6, 2004
R. William Burgess, Jr.

/s/ Glen I. A. Schwaber
	Director	December 6, 2004
Glen I. A. Schwaber

/s/ Philip P. Trahanas
	Director	December 6, 2004
Philip P. Trahanas

/s/ Michael Anghel
	Director	December 6, 2004
Michael Anghel

/s/ Dana Gross
	Director	December 6, 2004
Dana Gross

INDEX TO EXHIBITS

Exhibit
Number	Document

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.

23.1	Consent of Gross Kleinhendler, Hodak, Halevy, Greenberg & Co.
(contained in Exhibit 5.1)

23.2	Consent of Kesselman & Kesselman

24.1	Power of Attorney (see Signature Page)